Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-8686 on Form S-8 of our report dated June 28, 2024, with respect to the statements of net assets available for benefits of the Fresenius Medical Care North America 401(k) Savings Plan as of December 31, 2023 and 2022, and the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related notes, and the supplemental schedule, Form 5500, Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2023, which report appears in the December 31, 2023 annual report for Form 11-K of the Fresenius Medical Care North America 401(K) Savings Plan.

/s/ Withum Smith + Brown, PC

East Brunswick, New Jersey

June 28, 2024

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